(SYBRON DENTAL SPECIALTIES LOGO)

                                                                      EXHIBIT 99




                                                                    NEWS RELEASE
--------------------------------------------------------------------------------
                                                        1717 West Collins Avenue
                                                                Orange, CA 92867
                                                                  (714) 516-7400



Contact:          Gregory D. Waller
                  Chief Financial Officer
                  Phone: (714) 516-7400




                     SYBRON DENTAL SPECIALTIES, INC. REPORTS
                    12.5% INCREASE IN THIRD QUARTER REVENUES

ORANGE, CA (July 28, 2003): Sybron Dental Specialties, Inc. (NYSE: SYD), a leading manufacturer of value-added products for the dental and orthodontic professions and products for use in infection prevention, announced today its financial results for its third fiscal quarter ended June 30, 2003.

THIRD QUARTER RESULTS

Net sales for the third quarter of fiscal 2003 totaled $134.2 million, compared to $119.3 million in the prior year period, an increase of 12.5%. Sybron's total internal net sales growth rate was 5.7% for the third quarter. Consumable products represented approximately 93% of total sales in the third quarter.

For the first nine months of fiscal 2003, net sales totaled $388.6 million, compared to $341.8 million in the first nine months of fiscal 2002, an increase of 13.7%. Sybron's internal growth rate was 6.7% for the first nine months of fiscal 2003.

Net income for the third quarter of fiscal 2003 was $15.0 million, or $0.38 per diluted share, compared with net income of $3.9 million, or $0.10 per diluted share, in the same period of the previous year. The third quarter of fiscal 2002 included $13.0 million (pre-tax) in one-time charges related to the refinancing of the Company's credit facility. Excluding these charges, net income in the third quarter of fiscal 2002 was $11.9 million, or $0.30 per diluted share.

For the first nine months of fiscal 2003, net income was $40.2 million, or $1.03 per diluted share, compared with net income of $24.7 million, or $0.63 per diluted share, in the same period of the previous year. Excluding the one-time charges discussed in the previous paragraph, net income in the first nine months of fiscal 2002 was $32.6 million, or $0.83 per diluted share.

Effective October 1, 2002, Sybron adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," and is no longer amortizing its goodwill.

During the third quarter of fiscal 2003, Sybron lowered the assumed discount rate and the expected rate of return on the Company's pension plan assets. To compensate for the lowered



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assumptions, Sybron made a $10.3 million contribution to the Company's pension fund during the quarter, which reduced operating cash flow. As a result of the lowered assumptions, Sybron expects its pension expense in fiscal 2004 to be modestly higher than historical levels.

Sybron generated $10.5 million in free cash flow, defined as cash flows from operating activities of $13.0 million minus capital expenditures of $2.5 million, in the third quarter. This compares with free cash flow of $11.8 million (cash flows from operating activities of $16.9 million minus capital expenditures of $5.1 million) in the same period of the previous year. Excluding the $10.3 million contribution to the Company's pension fund, Sybron's cash flow from operating activities in the third quarter of fiscal 2003 would have been $23.3 million and free cash flow would have been $20.8 million.

"We continued to see strong growth across both business segments during the third quarter," said Floyd W. Pickrell, Jr., Chief Executive Officer of Sybron Dental Specialties. "Our momentum continued in our orthodontics segment, with Ormco generating 6.4% internal growth in the third quarter. We are efficiently manufacturing our high-end self-ligating, titanium and aesthetic brackets in large volumes, which enables us to serve the growing demand for these products. The growth in the Ormco subsidiary is also being driven by the endodontics product line, which continues to experience double-digit sales growth as a result of new product introductions and an expansion of our sales force over the past year.

"Kerr, our general dental subsidiary, generated strong internal growth of 5.2% in the quarter. We have had a strong response to our new product introductions - including our new LED Curing Light, the Point 4 Flowable composite and the Toothprints(R) Dental Identification System - and new products have accounted for 6% of Kerr's total sales this fiscal year.

"We have also been extremely pleased with the performance of our infection prevention product line since it was consolidated under Kerr's management team. We are manufacturing these products more efficiently, servicing accounts more effectively, and successfully capitalizing on the demand for these products in both dental and medical offices. As a result, on a year-to-date basis, the infection prevention product line has increased sales by approximately 7% and its operating income by 24%," said Mr. Pickrell.

THIRD QUARTER FINANCIAL HIGHLIGHTS

Gross margins in the third quarter of 2003 were 55.4%, compared with 56.4% in the third quarter of 2002 and 55.4% in the second quarter of 2003. The reduction in gross margin from the previous year was primarily attributable to increased equipment sales in 2003, which carry lower gross margins.

Selling, general and administrative expenses before amortization (SG&A) were $44.8 million, or 33.3% of net sales, in the third quarter of 2003, compared with $38.7 million, or 32.4% of net sales, in the same period of the prior year, and $44.1 million, or 32.8% of net sales, in the second quarter of 2003.

Research and development expenditures were $2.1 million in the third quarter of 2003, compared with $2.8 million in the same period in the prior year.

Operating income for the third quarter of 2003 was $29.3 million, compared to $26.1 million in the third quarter of 2002. Cash flow from operations was $13.0 million, compared with $16.9 million in the third quarter of 2002. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter were $32.4 million. Operating income was 21.8% and EBITDA was 24.2% of net sales for the quarter. Third quarter 2003 EBITDA is calculated by


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adding net income of $15.0 million, income taxes of $8.4 million, other expense of $5.9 million, and depreciation and amortization of approximately $3.1 million.

Sybron's effective tax rate in the third quarter of fiscal 2003 was 36.0%.

Net trade receivables were $91.3 million and days sales outstanding (DSOs) were
58.7 days at June 30, 2003, which compares with 57.3 days at March 31, 2003, and remains within the Company's targeted range of 55-60 days. Net inventory was $85.5 million at the end of the third quarter and inventory days were 132 days, which compares to 139 days at March 31, 2003.

Please refer to the supplemental schedules provided on the Financial Report's section of Sybron's Investor Relations web site
(www.sybrondental.com/investors/pubs.html) that detail the calculation of the Company's DSOs and inventory days.

Capital expenditures were $2.5 million in the third quarter of fiscal 2003, compared with $5.1 million in the same period of the previous year. As a result of increased analysis of potential capital investments and opportunities to increase the productivity of the current asset base, Sybron now believes that capital expenditures for fiscal 2003 will be lower than its initial expectations of approximately $15 million.

Sybron's average credit facility debt outstanding for the quarter was approximately $290.7 million and the Company's average interest rate on the debt was 6.6%. The Company paid down $9.1 million of debt in the third quarter, leaving total debt outstanding of approximately $304.6 million at June 30, 2003.

Sybron's capital structure was 61.8% debt and 38.2% equity at June 30, 2003. This compares with 74.2% debt and 25.8% equity at June 30, 2002.

Cash and cash equivalents were $19.9 million at June 30, 2003, compared with $27.3 million at March 31, 2003. The decrease in cash and cash equivalents was partly due to the use of $16.1 million, currently held in escrow, for the acquisition of Spofa Dental, and a $10.3 million contribution to Sybron's pension fund.

ACQUISITION OF SPOFA DENTAL

During the third quarter of fiscal 2003, Sybron's Kerr subsidiary entered into an agreement to acquire Spofa Dental a.s., a leading manufacturer of consumable dental supplies in Central and Eastern Europe. The acquisition has received approval by the Czech Republic's Office for the Protection of Competition, and Sybron expects the acquisition to close during the fourth quarter of fiscal 2003.

OUTLOOK

For the fourth quarter of fiscal 2003, Sybron expects revenue to range from $125 million to $130 million, and diluted earnings per share to range from $0.33 to $0.35.

"We intend to continue capitalizing on the high-growth segments of our markets, including high-end orthodontic appliances, endodontics and infection prevention," said Mr. Pickrell. "We have a strong pipeline of new products that we believe will drive additional growth, and we also have plans in place to expand our endodontic sales presence in Europe during fiscal 2004.

"Our international markets are performing well, having generated 6.5% internal sales growth this year, and we believe the acquisition of Spofa Dental will increase our presence in the attractive markets of Central and Eastern Europe. We continue to have a good pool of acquisition



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candidates, and given our strong free cash flow and improving capital structure, we believe we have good opportunities to further execute on our M&A strategy and generate incremental profitable growth for our shareholders," said Mr. Pickrell.

NON-GAAP FINANCIAL MEASURES

The Company has included information concerning EBITDA and free cash flow because management believes that certain investors use EBITDA and free cash flow as measures of a company's historical ability to service its debt. EBITDA and free cash flow should not be considered as alternatives to, or more meaningful than, net income as an indicator of Sybron's operating performance or cash flows as a measure of liquidity. EBITDA and free cash flow have not been prepared in accordance with generally accepted accounting principals (GAAP). EBITDA and free cash flow, as presented by Sybron, may not be comparable to similarly titled measures reported by other companies.

CONFERENCE CALL

The Company will host a conference call on Tuesday, July 29th at 1:00 p.m. Eastern Time to review the information in this press release and respond to questions. The dial-in number for the call will be (800) 450-0818 passcode "Sybron Dental" for domestic callers and (651) 224-7472 passcode "Sybron Dental" for international callers.

A recorded replay of the conference call will be offered beginning at 4:30 p.m. Eastern Time on Tuesday, July 29th via both the Company's website and a telephone dial-in number. The telephone dial-in number for the recorded replay is (800) 475-6701, passcode 691001 for domestic callers and (320) 365-3844, passcode 691001 for international callers. The telephone replay will be available through 3:00 a.m. Eastern Time on August 1st, 2003.

The website replay may be accessed in the Investor Relations section of Sybron Dental's website at http://www.sybrondental.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those dealing with the Company's expectations as to its future revenue and earnings per share; the demand for its products; the introduction and sales of new products; the expansion of its sales force in Europe; the benefits of the Spofa Dental acquisition; and the ability of the Company to continue to make acquisitions are based on the Company's current expectations. Our actual results may differ materially from those currently expected or desired because of a number of risks and uncertainties, including the level of demand for the Company's products; regulatory compliance; currency fluctuations; distributor inventory adjustments; the intensity of competition; and other factors affecting the Company's business and prospects discussed in the filings made by the Company, from time to time, with the SEC including the factors discussed in the "Cautionary Factors" section in Item 7 of the Company's most recent Annual Report on Form 10-K and its periodic reports on Form 10-Q and 8-K (if any). We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

BUSINESS DESCRIPTION

Sybron Dental Specialties and its subsidiaries are leading manufacturers of value-added products for the dental and orthodontic professions and products for use in infection control. Sybron Dental Specialties develops, manufactures, and sells through independent distributors a comprehensive line of consumable general dental and infection prevention products to the dental industry worldwide. It also develops, manufactures, markets and distributes an array of consumable orthodontic and endodontic products worldwide.


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

                SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                     (in thousands except per share amounts)
                                   (unaudited)



                                                                   Three Months Ended            Nine Months Ended
                                                                        June 30                       June 30

                                                                   2003           2002           2003           2002
                                                                 ---------      ---------      ---------      ---------

Net sales                                                        $ 134,232      $ 119,303      $ 388,648      $ 341,762
Cost of sales                                                       59,850         51,977        175,341        149,181
                                                                 ---------      ---------      ---------      ---------
Gross profit                                                        74,382         67,326        213,307        192,581
Selling, general and administrative expenses                        44,799         38,677        131,573        110,955
Amortization of goodwill and other intangible assets                   329          2,541            939          7,570
                                                                 ---------      ---------      ---------      ---------
          Total selling, general and administrative expenses        45,128         41,218        132,512        118,525
                                                                 ---------      ---------      ---------      ---------
Operating income                                                    29,254         26,108         80,795         74,056
Other income (expense):
     Interest expense                                               (5,418)        (6,571)       (16,397)       (20,174)
     Amortization of deferred financing fees                          (416)          (259)        (1,237)          (702)
     Refinancing expenses                                                         (12,998)                      (12,998)
     Other, net                                                        (35)           165            825            247
                                                                 ---------      ---------      ---------      ---------
Income before income taxes                                          23,385          6,445         63,986         40,429
Income taxes                                                         8,406          2,514         23,835         15,768
                                                                 ---------      ---------      ---------      ---------
     Net income                                                  $  14,979      $   3,931      $  40,151      $  24,661
                                                                 =========      =========      =========      =========

Earnings per share:
     Basic earnings per share                                    $    0.39      $    0.10      $    1.05      $    0.65
                                                                 =========      =========      =========      =========
     Diluted earnings per share                                  $    0.38      $    0.10      $    1.03      $    0.63
                                                                 =========      =========      =========      =========

Weighted average basic shares outstanding                           38,166         37,963         38,058         37,925

Weighted average diluted shares outstanding                         39,735         39,529         38,874         39,383

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


                SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share amounts)
                                   (unaudited)


                                                                                                JUNE 30,        SEPTEMBER 30,
                                                                                                  2003              2002
                                                                                              -------------     -------------
                                        ASSETS
Current assets:
     Cash and cash equivalents                                                                $      19,883     $      12,652
     Accounts receivable (less allowance for doubtful receivables of
          $1,484 and $1,400 at June 30,  2003 and September 30,  2002, respectively)                 91,325            80,479
     Inventories                                                                                     85,530            89,685
     Deferred income taxes                                                                            8,527             8,537
     Acquisition prepayment                                                                          16,083
     Prepaid expenses and other current assets                                                       12,944            14,163
                                                                                              -------------     -------------
               Total current assets                                                                 234,292           205,516
Property, plant and equipment, net of accumulated depreciation of $92,929 and
  $85,906 at June 30, 2003 and September 30, 2002, respectively                                      76,360            75,502
Goodwill                                                                                            248,004           241,405
Intangible assets, net                                                                               17,406            17,711
Deferred income taxes                                                                                10,869             6,890
Other assets                                                                                         23,892            22,433
                                                                                              -------------     -------------
               Total assets                                                                   $     610,823     $     569,457
                                                                                              =============     =============

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                                         $      15,609     $      14,927
     Current portion of long-term debt                                                                3,918             3,193
     Income taxes payable                                                                            14,833             3,389
     Accrued payroll and employee benefits                                                           24,399            24,367
     Restructuring reserve                                                                            2,036             4,130
     Deferred income taxes                                                                            1,735             1,110
     Accrued rebates                                                                                  6,372             5,626
     Accrued interest                                                                                 1,239             4,605
     Other current liabilities                                                                       12,102             9,018
                                                                                              -------------     -------------
               Total current liabilities                                                             82,243            70,365
Long-term debt                                                                                      150,648           187,644
Senior subordinated notes                                                                           150,000           150,000
Deferred income taxes                                                                                19,531            18,334
Other liabilities                                                                                    20,522            11,971
Commitments and contingent liabilities
Stockholders' equity:
          Preferred stock, $.01 par value; authorized 20,000,000 shares, none outstanding                --                --
          Common stock, $.01 par value; authorized 250,000,000 shares, 38,223,515 issued and 37,989,202 issued and outstanding at June 30, 2003 and September 30,
          2002, respectively                                                                            382               380
Additional paid-in capital                                                                           73,882            70,329
Retained earnings                                                                                   108,743            68,592
Accumulated other comprehensive income (loss)                                                         4,872            (8,158)
                                                                                              -------------     -------------
               Total stockholders' equity                                                           187,879           131,143
                                                                                              -------------     -------------
               Total liabilities and stockholders' equity                                     $     610,823     $     569,457
                                                                                              =============     =============


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

                SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)


                                                                                NINE MONTHS ENDED JUNE 30,
                                                                                  2003              2002
                                                                              ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                               $     40,151      $     24,661
     Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation                                                                    8,637             7,997
     Amortization of goodwill and other intangible assets                              939             7,570
     Non-cash charges related to termination of previous credit facility                --             7,694
     Amortization of deferred financing fees                                         1,237               702
     Gain on sales of property, plant and equipment                                   (659)             (360)
     Provision for losses on doubtful receivables                                      223               487
     Inventory provisions                                                            2,180             1,362
     Deferred income taxes                                                          (2,147)            7,713
     Tax benefit from issuance of stock under employee stock plan                      450               283
Changes in assets and liabilities, net of effects of businesses acquired:
     (Increase)/decrease in accounts receivable                                    (10,930)           11,728
     (Increase)/decrease in inventories                                              3,640           (13,254)
     (Increase)/decrease in prepaid expenses and other current assets                1,219           (10,485)
     Increase/(decrease) in accounts payable                                           682              (715)
     Increase/(decrease) in income taxes payable                                    11,444            (7,344)
     Increase/(decrease) in accrued payroll and employee benefits                       32            (3,664)
     Decrease in restructuring reserve                                              (2,094)             (944)
     Decrease in accrued interest                                                   (3,366)             (532)
     Increase/(decrease) in other current liabilities                                3,830            (1,473)
     Net change in other assets and liabilities                                     (2,898)            2,175
                                                                              ------------      ------------
          Net cash provided by operating activities                                 52,570            33,601
                                                                              ------------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                                           (5,352)          (12,153)
     Proceeds from sales of property, plant, and equipment                           5,304               515
     Net payments for businesses acquired                                               --            (8,235)
     Acquisition prepayment                                                        (16,083)               --
     Payments for intangibles                                                         (911)           (2,497)
                                                                              ------------      ------------
          Net cash used in investing activities                                    (17,042)          (22,370)
                                                                              ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from credit facility                                                 104,500           403,000
     Principal payments on credit facility                                        (141,074)         (537,911)
     Proceeds from long-term debt                                                    3,259               957
     Principal payments on long-term debt                                           (3,651)             (486)
     Payment of deferred financing fees                                               (473)          (11,062)
     Proceeds from sale of senior subordinated notes                                    --           150,000
     Payments of prepayment penalty and terminated interest rate swap
       related to refinancing                                                           --            (5,305)
     Cash received from exercise of stock options                                    3,105             1,203
                                                                              ------------      ------------
         Net cash provided by (used in) financing activities                       (34,334)              396
                                                                              ------------      ------------
Effect of exchange rate changes on cash and cash equivalents                         6,037             1,414
Net increase in cash and cash equivalents                                            7,231            13,041
Cash and cash equivalents at beginning of period                                    12,652             8,319
                                                                              ------------      ------------
Cash and cash equivalents at end of period                                    $     19,883      $     21,360
                                                                              ============      ============

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

                SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES
                                 INTERNAL GROWTH
                         For periods ended June 30, 2003



                                   PROFESSIONAL                   TOTAL
                                     DENTAL      ORTHODONTICS      SDS
                                   ------------  ------------     -----

           QUARTER                    5.2%           6.4%          5.7%

           YEAR TO DATE               5.7%           8.0%          6.7%



                                          TOTAL SDS
                                    FOREIGN       DOMESTIC
                                   ---------      --------

           QUARTER                    7.2%           4.7%

           YEAR TO DATE               6.5%           6.8%





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